Western Copper Corporation
(an exploration stage company)

Annual Consolidated Financial Statements
DECEMBER 31, 2009

(expressed in Canadian dollars)

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in Canada and reconciled to accounting principles generally accepted in the United States as set out in note 15 and contain estimates based on management’s judgment.

Management maintains an appropriate system of internal controls to provide reasonable assurance that assets are safeguarded, transactions are properly authorized and recorded, and proper records are maintained. Further information on the company’s internal controls over financial reporting and its disclosure controls is available in management’s report on internal controls, which follows.

The Audit Committee of the Board of Directors has met with the Company’s independent auditors to review the scope and results of the annual audit and to review the consolidated financial statements and related financial reporting matters prior to submitting the consolidated financial statements to the Board of Directors for approval.

The Company’s independent auditors, PricewaterhouseCoopers LLP, have audited the Company’s consolidated financial statements on behalf of the shareholders and their report follows.

Julien François	Dale Corman
Chief Financial Officer	Chief Executive Officer

March 26, 2010

Management’s Report on Internal Control over Financial Reporting

The management of Western Copper Corporation is responsible for establishing and maintaining an adequate internal control over financial reporting. The Securities and Exchange Act of 1934 in Rule 13a-15(f) and 15d-15(f) defines this as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

  Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transaction and dispositions of the assets of the Company;
  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of Company; and
  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the Company’s assets that may have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect all misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2009. In making this assessment, the Company’s management used the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its Internal Control-Integrated Framework.

During the year ended December 31, 2009, and to the date of this report, there has been no change to internal controls that would have a material effect on internal controls over financial reporting.

Based on our assessment, management has concluded that, as at December 31, 2009, the Company‘s internal control over financial reporting was not effective due to the existence of a material weakness. A material weakness existed in the design of internal control over financial reporting caused by a lack of adequate segregation of duties in the financial close process. The Chief Financial Officer is responsible for preparing, authorizing, and reviewing information that is key to the preparation of financial reports. He is also responsible for preparing and reviewing the resulting financial reports. This weakness has the potential to result in material misstatements in the Company’s financial statements, and should also be considered a material weakness in its disclosure controls and procedures.

Management has concluded, and the Audit Committee has agreed that taking into account the present stage of Western Copper’s development, the Company does not have sufficient size and scale to warrant the hiring of additional staff to correct the weakness at this time.

The effectiveness of the Company’s internal control over financial reporting has been audited by the independent auditors, PricewaterhouseCoopers LLP, as stated in their attestation report, which is included herein.

Julien François	Dale Corman
Chief Financial Officer	Chief Executive Officer

March 26, 2010

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806

Independent Auditors’ Report

To the Shareholders of Western Copper Corporation

We have completed integrated audits of Western Copper Corporation’s 2009, 2008 and 2007 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Western Copper Corporation as at December 31, 2009 and December 31, 2008, and the related consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and December 31, 2008 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2009 in accordance with Canadian generally accepted accounting principles.

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the
PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.

Internal control over financial reporting

We have also audited Western Copper Corporation’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual financial statements will not be prevented or detected on a timely basis. As at December 31, 2009 a material weakness, relating to a lack of segregation of duties in the financial accounting process was identified, as described in the accompanying Management’s Report on Internal Control over Financial Reporting.

We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the December 31, 2009 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control - Integrated Framework issued by the COSO.

We do not express an opinion or any form of assurance on management’s conclusion as to whether the hiring of additional staff is warranted as included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Chartered Accountants
Vancouver, British Columbia
March 26, 2010

Western Copper Corporation	CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	FOR THE YEAR ENDED DECEMBER 31, 2009

CONSOLIDATED BALANCE SHEETS

		December 31, 2009	December 31, 2008
Expressed in Canadian dollars		$	$

ASSETS	Note

CURRENT ASSETS
Cash and cash equivalents	-	3,436,131	5,037,204
Short-term investments	3	10,231,048	8,025,162
Other receivables	-	83,833	103,233
Prepaid expenses	-	44,714	50,760

CURRENT ASSETS		13,795,726	13,216,359

RECLAMATION BOND	5	80,300	-

PROPERTY AND EQUIPMENT	4	209,506	297,551

MINERAL PROPERTIES	5	72,790,644	65,702,582

ASSETS		86,876,176	79,216,492

LIABILITIES

CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities	-	1,097,409	797,898

FUTURE INCOME TAX	14	9,661,846	9,965,115

LIABILITIES		10,759,255	10,763,013

SHAREHOLDERS’ EQUITY

SHARE CAPITAL	6	78,252,251	71,951,130
CONTRIBUTED SURPLUS	-	25,921,463	22,698,985
DEFICIT	-	(28,056,793)	(26,196,636)

SHAREHOLDERS’ EQUITY		76,116,921	68,453,479

LIABILITIES + SHAREHOLDERS’ EQUITY		86,876,176	79,216,492

Commitments	9

Approved by the Board of Directors

Director	Director

The accompanying notes are an integral part of these financial statements	- 7 -

Western Copper Corporation	CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	FOR THE YEAR ENDED DECEMBER 31, 2009

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the year ended December 31,		2009	2008	2007
Expressed in Canadian dollars		$	$	$

	Note
EXPLORATION EXPENSES	5a	-	-	2,512,439

ADMINISTRATIVE EXPENSES
Accounting and legal	-	196,078	400,035	462,340
Filing and regulatory fees	-	72,728	78,101	84,101
Office and administration	-	1,800,325	1,921,138	2,281,152
Promotion and travel	-	414,303	354,521	663,978
ADMINISTRATIVE EXPENSES		2,483,434	2,753,795	3,491,571

LOSS BEFORE TAXES AND OTHER ITEMS		2,483,434	2,753,795	6,004,010

OTHER ITEMS
Interest income	-	(238,166)	(599,575)	(1,276,014)
Foreign exchange	-	10,786	51,731	19,249
Write-off of mineral properties	5e	-	405,001	-

LOSS BEFORE TAXES		2,256,054	2,610,952	4,747,245

Future income tax recovery	14	(395,897)	(451,703)	(1,521,279)

LOSS AND COMPREHENSIVE LOSS		1,860,157	2,159,249	3,225,966

BASIC AND DILUTED LOSS PER SHARE		0.02	0.03	0.05

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUSTANDING		74,897,792	72,792,941	72,488,711

The accompanying notes are an integral part of these financial statements	- 8 -

Western Copper Corporation	CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	FOR THE YEAR ENDED DECEMBER 31, 2009

CONSOLIDATED STATEMENTS OF CASH FLOW

For the year ended December 31,		2009	2008	2007
Expressed in Canadian dollars		$	$	$

Cash flows provided by (used in)	Note

OPERATING ACTIVITIES

Loss for the year	-	(1,860,157)	(2,159,249)	(3,225,966)

ITEMS NOT AFFECTING CASH
Amortization	-	33,336	39,603	34,899
Stock-based compensation	8	349,398	425,816	885,752
Future income tax recovery	14	(395,897)	(451,703)	(1,521,279)
Mineral property write-off	5e	-	405,001	-
ITEMS NOT AFFECTING CASH		(13,163)	418,717	(600,628)

Change in non-cash working capital items	13	79,845	4,815	(225,093)

OPERATING ACTIVITIES		(1,793,475)	(1,735,717)	(4,051,687)

FINANCING ACTIVITIES

Issuance of common shares and warrants	6	9,375,000	-	-
Share issuance costs	-	(776,422)	-	-
Exercise of warrants	-	251,250	-	-
Exercise of stock options	-	106,583	500	447,700

FINANCING ACTIVITIES		8,956,411	500	447,700

INVESTING ACTIVITIES

Proceeds from (invested in) short-term investments	-	(2,225,000)	(8,000,000)	34,791,988
Mineral property expenditures	-	(6,539,009)	(8,653,293)	(9,751,076)
Acquisition of property and equipment	-	-	(301,233)	-

INVESTING ACTIVITIES		(8,764,009)	(16,954,526)	25,040,912

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		(1,601,073)	(18,689,743)	21,436,925

Cash and cash equivalents – Beginning		5,037,204	23,726,947	2,290,022

CASH AND CASH EQUIVALENTS – ENDING		3,436,131	5,037,204	23,726,947

The accompanying notes are an integral part of these financial statements	- 9 -

Western Copper Corporation	CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	FOR THE YEAR ENDED DECEMBER 31, 2009

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of	Amount	Contributed	Deficit	Shareholders’
	Shares		Surplus		Equity
Expressed in Canadian dollars		$	$	$	$

DECEMBER 31, 2006	71,524,036	69,913,797	22,455,594	(20,811,421)	71,557,970

Exercise of stock options	1,245,000	447,700	-	-	447,700
Transfer of value on exercise of stock options	-	1,522,133	(1,522,133)	-	-
Stock-based compensation	-	-	1,158,133	-	1,158,133
Loss and comprehensive loss	-	-	-	(3,225,966)	(3,225,966)

DECEMBER 31, 2007	72,769,036	71,883,630	22,091,594	(24,037,387)	69,937,837

Exercise of stock options	50,000	500	-	-	500
Transfer of value on exercise of stock options	-	67,000	(67,000)	-	-
Stock-based compensation	-	-	674,391	-	674,391
Loss and comprehensive loss	-	-	-	(2,159,249)	(2,159,249)

DECEMBER 31, 2008	72,819,036	71,951,130	22,698,985	(26,196,636)	68,453,479

Private placement – July 10	4,000,000	4,000,000	-	-	4,000,000
Issuance costs	-	(355,320)	-	-	(355,320)
Agent warrants	-	(114,960)	114,960	-	-
Investor warrants	-	(813,200)	813,200	-	-
Private placement – December 4	2,150,000	5,375,000	-	-	5,375,000
Issuance costs	-	(421,102)	-	-	(421,102)
Agent warrants	-	(89,440)	89,440	-	-
Investor warrants	-	(1,848,495)	1,848,495	-	-
Exercise of warrants	201,000	251,250	-	-	251,250
Transfer of value on exercise of warrants	-	96,279	(96,279)	-	-
Exercise of stock options	105,000	106,583	-	-	106,583
Transfer of value on exercise of stock options	-	114,526	(114,526)	-	-
Stock-based compensation	-	-	567,188	-	567,188
Loss and comprehensive loss	-	-	-	(1,860,157)	(1,860,157)

DECEMBER 31, 2009	79,275,036	78,252,251	25,921,463	(28,056,793)	76,116,921

The accompanying notes are an integral part of these financial statements	- 10 -

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

1.	NATURE OF OPERATIONS

Western Copper Corporation (“Western Copper” or the “Company”) is a mineral exploration company with a primary focus of advancing its mineral properties towards production. All of Western Copper’s mineral properties are located in Canada.

To date, the Company has not earned any production revenue. The recoverability of the amounts shown for mineral property assets is dependent upon the existence of economically recoverable reserves and the Company’s ability to secure and maintain title and beneficial interest in the properties, to obtain the necessary financing to continue the exploration and future development of the properties, or to realize the carrying amount through a sale.

2.	ACCOUNTING POLICIES

	a.	Significant accounting policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. As described in note 15, these principles differ in certain material respects from accounting principles generally accepted in the United States.

		i)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the related notes. Significant areas where management’s judgment is applied include the assessment of impairment to the carrying value of mineral properties, the determination of the likelihood that future income tax benefits can be realized, the assumptions used to calculate the fair value of warrants and stock options, amounts and likelihood of contingent liabilities, and the cost allocation methodologies used to determine results of operations, the value of financing components, and the value of purchased assets. Actual results could differ from the estimates by a material amount.

		ii)	Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries: Carmacks Copper Ltd., Lurprop Holdings Inc., CRS Copper Resources Corp., Moraga Resources Ltd., Minera Sierra Almoloya S.A. de C.V., and Minera Costa de Plata S.A. de C.V. All intercompany transactions and balances have been eliminated.

		iii)	Cash and cash equivalents

Cash and cash equivalents comprise cash deposits held at banks and highly liquid investments with original maturity dates that are less than 90 days from the date of acquisition.

		iv)	Short-term investments

Short-term investments comprise investments with original maturity dates that are greater than 90 days but no more than one year from the date of acquisition.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

v)	Property and equipment

Property and equipment are carried at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives of the assets.

Computer equipment	5 years
Field equipment	5 years
Leasehold improvements	over the term of the lease
Furniture and office equipment	5 years
Vehicles	3 years

vi)	Mineral properties

Direct costs related to the acquisition, exploration, and development of mineral properties owned or controlled by the Company are deferred on an individual property basis until the viability of a property is determined or until the property is sold, abandoned, placed into production or determined to be impaired. Administration costs and general exploration costs are expensed as incurred. If a property is placed into commercial production, deferred costs will be amortized using the unit-of production method based on proven and probable reserves. The carrying amount for mineral properties represents costs net of write-downs to date and does not necessarily reflect present or future values. Recovery of capitalized costs is dependent on successful development of economic mining operations or the disposition of the related mineral properties.

Cost recoveries, including tax credits and funds received as part of government assistance programs, are recognized as a reduction in the carrying value of the related asset when the money is received. If the applicable property has been written-off, the amount received is recorded as a credit to the statement of loss in the period in which the payment is received.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers, or title may be affected by undetected defects.

vii)	Impairment of long-lived assets

The Company reviews the carrying value of mineral properties and deferred exploration costs when there are events or changes in circumstances that may indicate impairment. Where estimates of future cash flows are available, an impairment charge is recorded if the undiscounted future net cash flows expected to be earned from the property are less than the carrying amount. Reductions in the carrying value of properties are recorded to the extent the net book value of the property exceeds management’s estimate of fair values.

Fair value is determined with reference to discounted estimated future cash flow analysis or on recent transactions involving dispositions of similar properties.

The estimated cash flows used to assess recoverability of certain of the Company’s mineral property carrying values are developed using management’s projections for long-term average copper, gold and molybdenum prices, recoverable reserves, operating costs, capital expenditures, reclamation costs, and applicable foreign currency exchange rates. Management makes estimates relating to current and future market conditions. There are inherent uncertainties related to these factors and management’s judgment when using them to assess mineral property recoverability.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

The Company believes that the estimates applied in the impairment assessment are reasonable; however such estimates are subject to significant uncertainties and judgments. Although management has made its best estimate of these factors based on current conditions, it is possible that the underlying assumptions can change significantly and impairment charges may be required in future periods. Such charges could be material.

viii)	Asset retirement obligation

The fair value of a liability for an asset retirement obligation (“ARO’s”), such as site closure and reclamation costs, is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company is required to record the estimated present value of future cash flows associated with site closure and reclamation as a long-term liability and increase the carrying value of the related assets for that amount. Subsequently, these asset retirement costs will be amortized to expense over the life of the related assets. At the end of each period, the liability is revised to reflect the passage of time and changes in the estimated future cash flows underlying any initial fair value measurements.

The Company has determined that it has no material ARO’s to record in the consolidated financial statements.

ix)	Translation of foreign currency

Monetary assets and liabilities are translated into Canadian dollars using period-end exchange rates. Non-monetary items are translated at rates prevailing at acquisition or transaction dates. Expense and other items are translated into Canadian dollars at the rate of exchange in effect at the date of the related transaction. All exchange gains or losses arising on translation are included in results of operations.

x)	Income taxes

Income taxes are calculated using the liability method of accounting. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws that are expected to apply when the temporary differences are expected to reverse. A valuation allowance is applied to the extent that it is not more likely than not that the future income tax assets will be realized.

xi)	Loss per share

Loss per share is calculated using the weighted average number of common shares outstanding during the year. Basic and diluted loss per share is the same as the effect of the exercise of outstanding stock options and warrants would be anti-dilutive.

xii)	Stock-based compensation

The Company uses the fair value method of accounting for the cost of stock-based compensation granted to employees, directors, and others. The fair value of stock-based compensation awards is determined at the time of grant using the Black-Scholes option pricing model.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

The costs are charged to the statement of loss or, if appropriate, are capitalized to mineral properties over the stock option vesting period with a corresponding increase to contributed surplus. The Company’s allocation of stock-based compensation is consistent with its treatment of other types of compensation for each recipient.

When stock options are exercised, the consideration paid together with the amount previously recognized in contributed surplus is recorded as an increase to share capital. In the event that stock options are forfeited prior to vesting, the associated fair value recorded to date is reversed from the statement of loss or balance sheet item to which the fair value was originally charged in the period in which the stock options are forfeited. The fair value of any vested stock options that expire remains in contributed surplus.

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options and/or warrants granted and/or vested during the period.

xiii)	Valuation of equity units issued in private placements

The Company has adopted a pro rata basis method for the measurement of shares and warrants issued as private placement units. The pro rata basis method requires that gross proceeds and related share issuance costs be allocated to the common shares and the warrants based on the relative fair value of each component.

The fair value of the common shares is based on the closing price on the closing date of the transaction and the fair value of the warrants is determined at the closing date of the transaction using the Black-Scholes option pricing model.

The fair value attributed to the warrants is recorded as contributed surplus. If the warrants are exercised, the value attributable to the warrants is transferred to share capital.

xiv)	Flow-through common shares

Under the Canadian Income Tax Act, an enterprise may issue securities referred to as flow- through shares. These instruments permit the Company to renounce, or transfer to the investor the tax deductions associated with an equal value of qualifying resource expenditures. The Company records a future income tax liability on the date that the Company files the renouncement documents with the tax authorities, provided that there is reasonable assurance that the expenditures will be made. At the time of recognition of the future income tax liability, an offsetting reduction to share capital is made.

xv)	Related party transactions

Related party transactions are measured at the exchange amount.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

xvi)	Financial instruments

(1)	Designation

Western Copper has designated its financial instruments as follows:

Cash and cash equivalents, short-term investments, and reclamation bonds are classified as “Held-for-Trading” and are recorded at their fair value with changes in fair value recorded in the statement of loss;

Other receivables are classified as “Loans and Receivables”. These financial assets are recorded at their amortized cost using the effective interest method; and

Accounts payable and accrued liabilities are classified as “Other Financial Liabilities”. These financial liabilities are recorded at their amortized cost using the effective interest method.

(2)	Fair value

Due to the short-term nature of other receivables and accounts payable and accrued liabilities, the Company estimates that their carrying value approximates their fair value.

b.	Change in accounting policies

	i)	Goodwill and intangible assets

Effective January 1, 2009, the Company adopted Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3064, Goodwill and intangible assets. This section replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Section 3064 establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. The provisions relating to the definitions and initial recognition of intangible assets are equivalent to the corresponding provisions of International Accounting Standard 38. The adoption of this standard did not impact the Company’s results or disclosures.

	ii)	Accounting by mining enterprises for exploration costs

In March 2009, the CICA issued EIC Abstract 174, Mining Exploration Costs (“EIC – 174”), which supersedes EIC-126, Accounting by Mining Enterprises for Exploration Costs. The publication of EIC-174 covers all guidance in EIC-126 and provides additional guidance for mining exploration enterprises in circumstances where a test for impairment is required. EIC- 174 is applicable for the Company’s interim and annual financial statements issued after March 27, 2009. Adoption of this new standard had no effect on the Company’s financial statements.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

c.	Recent accounting pronouncements

The Canadian Institute of Chartered Accountants has issued new standards which may affect the financial disclosures and results of operations of the Company for interim and annual periods commencing January 1, 2010. The Company will adopt the requirements commencing in the interim period ending March 31, 2010.

	i)	Business combinations

Section 1582, Business Combinations, replaces Section 1581, Business Combinations and establishes standards for the accounting for business combinations. It provides the Canadian equivalent to International Financial Reporting Standard IFRS 3, Business Combinations. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011.

	ii)	Consolidated financial statements and non-controlling interests

Section 1601, Consolidated Financial Statements, and Section 1602, Non-Controlling Interests, replace Section 1600, Consolidated Financial Statements. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of International Financial Reporting Standard IAS27, Consolidated and Separate Financial Statements. Both sections apply to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

The Company has chosen to elect to adopt these new standards effective January 1, 2010 so that its accounting policies will be more closely aligned with International Financial Reporting Standards during the year ending December 31, 2010.

3.	SHORT-TERM INVESTMENTS

	December 31, 2009	December 31, 2008
Expressed in Canadian dollars	$	$

Guaranteed Investment Certificates	10,225,000	8,000,000
Accrued interest	6,048	25,162

SHORT-TERM INVESTMENTS	10,231,048	8,025,162

Short-term investments consist of Guaranteed Investment Certificates held with Canadian chartered banks. All certificates are redeemable in full or in portion at the Company’s option without penalty. Interest is paid on amounts redeemed subsequent to 30 days from the date of acquisition of the investment. At December 31, 2009, $6,000,000 in principal had been held for more than 30 days. All short-term investments had been held for more than 30 days at December 31, 2008.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

4.	PROPERTY AND EQUIPMENT

	December 31, 2009
	Cost	Accumulated	Net book
		amortization	value
Expressed in Canadian dollars	$	$	$

Computer equipment	69,634	67,461	2,173
Field equipment	273,534	82,061	191,473
Furniture and office equipment	24,486	22,475	2,011
Lease hold improvements	63,203	63,203	-
Vehicles	27,699	13,850	13,849

PROPERTY AND EQUIPMENT	458,556	249,050	209,506

	December 31, 2008
	Cost	Accumulated	Net book
		amortization	Value
Expressed in Canadian dollars	$	$	$

Computer equipment	69,634	60,106	9,528
Field equipment	273,534	27,352	246,182
Furniture and office equipment	24,486	17,453	7,033
Lease hold improvements	63,203	51,477	11,726
Vehicles	27,699	4,617	23,082

PROPERTY AND EQUIPMENT	458,556	161,005	297,551

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

5.	MINERAL PROPERTIES

	Canada				Mexico
		Yukon	British	Northwest	Chihuahua
			Columbia	Territories
	Carmacks	Casino	Island	Redstone	Sierra	TOTAL
			Copper		Almoloya
Expressed in Canadian dollars	$	$	$	$	$	$

DECEMBER 31, 2007	11,068,926	15,773,824	17,988,141	12,019,341	343,949	57,194,181

Advance royalty	100,000	-	-	-	-	100,000
Claims maintenance	16,922	4,484	1,560	116,462	61,052	200,480
Detailed engineering	2,486,315	-	-	-	-	2,486,315
Engineering studies	-	1,242,267	225	193	-	1,242,685
Exploration	72,350	1,715,391	5,280	-	-	1,793,021
Future income tax	52,505	52,453	486	825	-	106,269
Option payment	-	-	80,000	-	-	80,000
Permitting	506,398	1,613,993	-	-	-	2,120,391
Salary and wages	219,213	296,703	11,250	8,500	-	535,666
Stock-based compensation	122,514	122,390	1,383	2,288	-	248,575
Write-off of mineral properties	-	-	-	-	(405,001)	(405,001)

DECEMBER 31, 2008	14,645,143	20,821,505	18,088,325	12,147,609	-	65,702,582

Advance royalty	100,000	-	-	-	-	100,000
Claims maintenance	4,408	10,363	-	40,199	-	54,970
Detailed engineering	93,945	-	-	-	-	93,945
Engineering studies	1,470	112,991	-	-	-	114,461
Exploration	-	3,711,996	(331,310)	161,970	-	3,542,656
Future income tax	42,427	46,434	-	3,767	-	92,628
Permitting	673,916	1,652,334	-	2,162	-	2,328,412
Reclamation obligation	80,300	-	-	-	-	80,300
Salary and wages	215,625	224,775	-	22,500	-	462,900
Stock-based compensation	98,997	108,346	-	10,447	-	217,790

DECEMBER 31, 2009	15,956,231	26,688,744	17,757,015	12,388,654	-	72,790,644

a.	Carmacks (100% - Yukon, Canada)

The Carmacks Copper Project is an oxide copper deposit that is located in the Yukon Territory, Canada.

In 2001, the Carmacks Copper Project was written down to its estimated fair value based on feasibility study information available and what management believed the property could be sold for at that time. In April 2007, Western Copper released the results of its updated feasibility study on the Carmacks Copper Project.

Western Copper expensed all ongoing costs related to exploration of the Carmacks Copper Project prior to the release of the results of the updated feasibility study. Since the release of the feasibility study, the Company has been capitalizing costs incurred on the project.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

In April 2009, the Company obtained the Quartz Mining License relating to the Carmacks Copper Project. As a result, Western Copper was required to provide security in the amount of $80,300 representing the estimated reclamation cost for work performed to date on the property. The Company holds a Guaranteed Investment Certificate in this amount in safekeeping for the Yukon Government. The security will be released once Western Copper performs its obligations pursuant to the Quartz Mining License. The estimated cost of reclamation has been accrued as a current liability and has been capitalized to the Carmacks Copper Project.

Any production from the Carmacks Copper Project is subject to either a 15% net profits interest or a 3% net smelter royalty, at Western Copper’s election. If Western Copper elects the net smelter royalty, it has the right to purchase the royalty for $2.5 million, less any advance royalty payments made to that date. The Company is required to make an advance royalty payment of $100,000 in any year in which the average daily copper price reported by the London Metal Exchange is US$1.10 per pound or greater. At December 31, 2009, Western Copper had made $600,000 in advance royalty payments and had accrued the amount relating to 2009.

b.	Casino (100% - Yukon, Canada)

The Casino porphyry copper-gold-molybdenum property is located in west-central Yukon. The results of the pre-feasibility study were announced in June 2008.

Should it make a production decision, Western Copper is required to make a cash payment of $1 million. Production on the claims is also subject to a 5% net profits interest.

c.	Island Copper/Hushamu (100% - British Columbia, Canada)

The Island Copper property consists of three blocks of mineral claims located on northern Vancouver Island. The mineral claim blocks are referred to as the Hushamu claims, the Apple Bay claims, and the Rupert Block.

Should a production decision be made on the Hushamu claims, Western Copper is required to make a cash payment of $1 million to an unrelated third party within 60 days of the production decision. These mineral claims are also subject to a 10% net profits interest.

On January 31, 2008, Western Copper made the final payment required under its option agreement with Electra Gold Ltd. (“Electra”) in the amount of $80,000. As a result, the Company acquired 100% interest in the Apple Bay mineral claims previously held by Electra. Should a production decision be made on the Apple Bay claims, Western Copper is required to pay $800,000 in cash or in Western Copper stock to Electra. The payment method is at the election of Western Copper.

Electra maintains the right to explore the Apple Bay claims for non-metallic minerals.

On August 25, 2008, Western Copper signed an option agreement with IMA Exploration Inc. (“IMA”) that gives IMA the option to earn a 70% interest in the Island Copper property. Pursuant to the terms of the agreement, IMA has agreed to expend a minimum of $1.9 million in the first year of a three year option period. Over years two and three IMA is required to spend an additional $13.1 million towards the completion of a pre-feasibility study on the Hushamu deposit located on the Hushamu claim block. These expenditures, a total of $15 million, and the completion of a pre- feasibility study will earn IMA a 49% interest in the project. IMA can earn an additional 16% by funding a subsequent feasibility study by the end of the fourth year and an additional 5% by completing mine permitting. The option period began on the execution date of the option agreement.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

On September 30, 2009, following a merger with two other companies, IMA changed its name to Kobex Minerals Inc. (“Kobex”).

Kobex has met the first year $1.9 million spending requirement outlined in the option agreement.

d.	Redstone (100% - Northwest Territories, Canada)

The Redstone property comprises five mining leases and 16 mineral claims.

Should production be achieved, the five mining leases are subject to a net smelter royalty of between 3-4% depending on the monthly average of the final daily spot price of copper reported on the New York Commodities Exchange relating to each production month, as follows:

•	3% if the price is less than, or equal to US$0.75 per pound;
•	3.5% if the price is greater than US$0.75 per pound, but less than or equal to US$1.00 per pound; and
•	4% if the price is greater than US$1.00 per pound.

e.	Sierra Almoloya (100% - Chihuahua, Mexico)

In 2008, the Company re-evaluated the property and decided to abandon the claims. As a result, Western Copper wrote-off all costs capitalized relating to Sierra Almoloya.

6.	SHARE CAPITAL

a.	Share capital

Authorized	Unlimited Class A voting shares with a par value of $0.00001
Unlimited common shares without par value
Unlimited number of preferred shares without par value

Issued and outstanding	79,275,036 common shares

b.	Financing

On July 10, 2009, Western Copper issued 4,000,000 units at a price of $1.00. Each unit comprised of one flow-through common share of the Company and one-half of one warrant. Each whole warrant (“investor warrant”) is exercisable for one non flow-through common share of the Company at a price of $1.25 per common share and expires three years following closing. If, commencing on the date that is four months plus one day following the closing of the transaction, the weighted average trading price of the Company’s common shares is at a price equal to or greater than $2.00 for a period of twenty trading days, the Company has the right to accelerate the expiry date of the investor warrants by giving thirty days written notice to the holder.

The agent received a cash commission equal to 6.0% of the gross proceeds and that number of warrants (“agent warrants”) which is equal to 6.0% of the number of units sold. Each agent warrant is exercisable for one non flow-through common share of the Company at a price of $1.25 per common share and expires two years following closing. If, commencing on the date that is four months plus one day following the closing of the transaction, the weighted average trading price of the Company’s common shares is at a price equal to or greater than $1.75 for a period of fifteen consecutive trading days, the Company has the right to accelerate the expiry date of the agent’s warrants by giving thirty days written notice to the agent.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

The fair value assigned to the agent warrants is $114,960. The fair value was calculated using the Black-Scholes option pricing model on the closing date of the transaction based on the following assumptions:

Expected stock price volatility	110%
Expected term, in years	2.0
Average risk-free interest rate	1.33%
Expected dividend yield	-

The fair value of the investor warrants was calculated on the closing date of the transaction by using the Black-Scholes option pricing model based on the following assumptions:

Expected stock price volatility	127%
Expected term, in years	3.0
Average risk-free interest rate	1.33%
Expected dividend yield	-

On July 10, 2009, the closing price was $0.85 per common share.

	Total	Common	Investor
		shares	warrants
Expressed in Canadian dollars	$	$	$

Calculated fair value	4,417,800	3,400,000	1,017,800
Proportional share of calculated fair value		77%	23%

Gross proceeds	4,000,000	3,078,455	921,545
Share issuance costs (including agent warrants)	(470,280)	(361,935)	(108,345)

NET AMOUNT ALLOCATED	3,529,720	2,716,520	813,200

On December 4, 2009, Western Copper issued 2,150,000 units at a price of $2.50. Each unit was comprised of one flow-through common share of the Company and one warrant (“investor warrant”). Each warrant is exercisable for one non flow-through common share of the Company at a price of $2.60 per common share and expires three years following closing. If, commencing on the date that is four months plus one day following the closing of the transaction, the weighted average trading price of the Company’s common shares is at a price equal to or greater than $5.00 for twenty consecutive trading days, the Company has the right to accelerate the expiry date of the investor warrants by giving thirty days written notice to the holder.

The agent received a cash commission equal to 6.0% of the gross proceeds and that number of warrants (“agent warrants”) which is equal to 4.0% of the number of units sold. Each agent warrant is exercisable for one non flow-through common share of the Company at a price of $2.50 per common share and expires two years following closing. If, commencing on the date that is four months plus one day following the closing of the transaction, the weighted average trading price of the Company’s common shares is at a price equal to or greater than $4.00 for a period of fifteen consecutive trading days, the Company has the right to accelerate the expiry date of the agent’s warrants by giving thirty days written notice to the agent.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

The fair value assigned to the agent warrants was $89,440. The fair value was calculated using the Black-Scholes option pricing model on the closing date of the transaction based on the following assumptions:

Expected stock price volatility	132%
Expected term, in years	2.0
Average risk-free interest rate	1.27%
Expected dividend yield	-

The fair value of the investor warrants was calculated on the closing date of the transaction by using the Black-Scholes option pricing model based on the following assumptions:

Expected stock price volatility	114%
Expected term, in years	3.0
Average risk-free interest rate	1.73%
Expected dividend yield	-

On December 4, 2009, the closing price was $1.76 per common share.

	Total	Common	Investor
		shares	warrants
Expressed in Canadian dollars	$	$	$

Calculated fair value	6,127,500	3,784,000	2,343,500
Proportional share of calculated fair value		62%	38%

Gross proceeds	5,375,000	3,332,500	2,042,500
Share issuance costs (including agent warrants)	(510,542)	(316,537)	(194,005)

NET AMOUNT ALLOCATED	4,864,458	3,015,963	1,848,495

7.	WARRANTS AND STOCK OPTIONS

	a.	Warrants

A summary of the Company’s warrants outstanding at December 31, 2009 and the changes for the year then ended, is presented below:

	Number of	Weighted average
	warrants	exercise price
Expressed in Canadian dollars		$

DECEMBER 31, 2008	-	-

Issued	4,476,000	1.92
Exercised	(201,000)	1.25

DECEMBER 31, 2009	4,275,000	1.95

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

Warrants outstanding at December 31, 2009 are as follows:

Warrants outstanding,	Number of	Weighted average	Average
by exercise price	warrants	exercise price	remaining
			contractual life
Expressed in Canadian dollars		$	years

$1.25	2,039,000	1.25	2.48
$2.50	86,000	2.50	1.93
$2.60	2,150,000	2.60	2.93

DECEMBER 31, 2009	4,275,000	1.95	2.69

b.	Stock options

Based on the Company’s Stock Option Plan, the Company may issue stock options for the purchase of up to 10% of issued capital. The exercise price of the stock options shall be greater than, or equal to, the market value of the Company’s common shares on the last trading day immediately preceding the date of grant. Stock options vest over a two year period from the date of grant unless otherwise determined by the directors. The maximum stock option term is 10 years. At December 31, 2009, the Company could issue an additional 3,935,670 stock options. Of the total stock options outstanding at December 31, 2009, 145,000 are inherited in connection with a previous acquisition. These stock options are not considered when calculating the total number of stock options available for grant under the Company’s Stock Option Plan.

A summary of the Company’s stock options outstanding at December 31, 2009 and the changes for the year then ended, is presented below:

	Number of	Weighted average
	Stock options	exercise price
Expressed in Canadian dollars		$

DECEMBER 31, 2008	3,566,834	1.51

Granted	925,000	0.76
Exercised	(105,000)	1.02
Expired	(250,000)	0.88

DECEMBER 31, 2009	4,136,834	1.39

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

Stock options outstanding at December 31, 2009 are as follows:

Stock options outstanding,	Number of	Weighted average	Average
by exercise price	stock options	exercise price	remaining
			contractual life
Expressed in Canadian dollars		$	years

$0.36-0.97	1,255,167	0.67	3.04
$1.25	906,667	1.25	3.05
$1.39	150,000	1.39	3.59
$1.88	565,000	1.88	2.43
$2.00-2.02	1,260,000	2.00	1.64

DECEMBER 31, 2009	4,136,834	1.39	2.55

Of the total stock options outstanding, 2,913,496 were vested and exercisable at December 31, 2009. The weighted average exercise price of vested stock options is $1.60 and the average remaining contractual life is 1.87 years.

8.	STOCK-BASED COMPENSATION

Stock-based compensation has been allocated to the following line items:

For the year ended December 31,	2009	2008	2007
Expressed in Canadian dollars	$	$	$

STATEMENT OF LOSS AND
COMPREHENSIVE LOSS

EXPLORATION	-	-	106,715

ADMINISTRATIVE EXPENSES
Office and administration	295,842	389,533	725,797
Promotion and Travel	53,556	36,283	53,240

	349,398	425,816	885,752

BALANCE SHEET

MINERAL PROPERTIES
Carmacks	98,997	122,514	175,317
Casino	108,346	122,390	56,696
Island Copper/Hushamu	-	1,383	32,383
Redstone	10,447	2,288	7,985

	217,790	248,575	272,381

STOCK-BASED COMPENSATION	567,188	674,391	1,158,133

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

The Company last granted stock options on October 19, 2009. At that time, Western Copper granted 100,000 stock options to a director at $2.02 per common share. The fair value assigned to the stock options was $162,220.

The Company granted 25,000 stock options to an employee on July 20, 2009 at $0.97 per common share. The fair value assigned to the stock options was $19,458.

On May 12, 2009, Western Copper granted 750,000 stock options to employees at $0.60 per share. The fair value of these stock options totaled $300,300. On the same date, the Company granted 50,000 stock options to a consultant at $0.62 per common share. The fair value assigned to these stock options was $19,920.

The fair value of stock options granted in 2009 was calculated using the Black-Scholes option pricing model and the following assumptions:

ASSUMPTION	October 19, 2009	July 20, 2009	May 12, 2009

Expected stock price volatility	111.8%	112.0%	108.9%
Expected option term, in years	5.0	5.0	5.0
Average risk-free interest rate	2.81%	2.52%	1.63%
Expected dividend yield	-	-	-

9.	COMMITMENTS

The Company has an agreement to lease office space in Vancouver until May 31, 2014. The total amount of payments remaining during the course of the agreement as at December 31, 2009 is $909,597. Of this amount, $196,637 is due within the next twelve months.

The Company has an agreement to lease office space in the Yukon until December 31, 2011. The total amount of payments remaining during the course of the agreement as at December 31, 2009 is $57,270. Of this amount, $28,635 is due within the next twelve months.

Mineral property commitments are described in note 5. Spending commitments required pursuant to the private placement of flow-through units are described in note 12.

10.	RELATED PARTY TRANSACTIONS

Related party transactions were in the normal course of business. There was no material transaction with related parties during the years presented.

11.	SEGMENTED INFORMATION

	a.	Industry information

The Company operates in one reportable operating segment: the acquisition, exploration, and future development of resource properties.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

b.	Geographic information

All interest is earned in Canada. All non-current assets are held in Canada. The geographical breakdown of mineral properties is shown in note 5.

12.       CAPITAL DISCLOSURE AND FINANCIAL INSTRUMENT RISKS

The Company is in the exploration stage. It is the Company’s objective to safeguard its ability to continue as a going concern so that it can continue to explore and develop its projects. There was no change in the Company’s approach to capital management during the year. The Company considers capital to be equity attributable to common shareholders, comprised of share capital, contributed surplus, and deficit.

Its principal source of funds is the issuance of common shares. To facilitate the management of its capital requirement, the Company prepares annual expenditure budgets that are approved by the Board of Directors. The budgets are updated and re-approved as necessary. The Company monitors its cash position and its short-term investments on a regular basis to determine whether sufficient funds are available to meet its short-term and long-term corporate objectives. The Company also seeks to provide liquidity and limit credit risk by acquiring investments that are guaranteed by the Canadian government or by a Canadian chartered bank and that are redeemable in portion or in full at the Company’s option without penalty.

The Company has no debt and does not pay dividends. Its only capital requirement is that it must spend approximately $5.91 million on qualifying Canadian exploration expenditures by December 31, 2010. Otherwise, the Company is required to pay the investors who purchased flow-through shares the difference between the amount of tax benefit that they would have realized had the Company incurred all expenditures renounced in February 2009 by December 31, 2010 and the amount that the investors actually realized.

a.	Market and liquidity risk

The Company’s principal source of funds is the issuance of common shares. It uses the capital raised from the issuance of its common shares to explore and develop its mineral properties with the goal of increasing the price of the Company’s common shares. The Company’s common shares are publicly traded. As such, the price of its common shares is susceptible to factors beyond management’s control including, but not limited to, fluctuations in commodity prices and foreign exchange rates and changes in the general market outlook. Should the Company require funds during a time when the price of its common shares is depressed, the Company may be required to accept significant dilution to maintain enough liquidity to continue operations.

b.	Credit risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and short-term investments. To limit its credit risk, the Company uses a restrictive investment policy. It deposits cash and cash equivalents in Canadian chartered banks and purchases short-term investments that are guaranteed by the Canadian government or by Canadian chartered banks.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

c.	Currency risk

The Company raises funds in Canadian dollars. The majority of the Company’s expenditures are incurred in Canadian dollars. To limit its exposure to currency risk, the Company maintains the majority of its cash and cash equivalents in Canadian dollars. The Company did not have a material amount of financial instruments denominated in foreign currencies as at December 31, 2009 or December 31, 2008.

d.	Interest rate risk

The Company is exposed to interest rate risk on its cash and cash equivalents and its short-term investments. Generally, the Company’s interest income will be reduced during sustained periods of lower interest rates as higher yielding cash equivalents and short-term investments mature and the proceeds are invested at lower interest rates. Changes in interest rates do not have a material effect on the Company’s results of operations.

13.	SUPPLEMENTAL CASH FLOW INFORMATION

For the year ended December 31,	2009	2008	2007
Expressed in Canadian dollars	$	$	$

CHANGE IN NON-CASH WORKING CAPITAL ITEMS
Accrued interest on short-term investments	19,114	(25,162)	-
Other receivables relating to operations	19,400	13,501	118,633
Prepaid expenses	6,046	4,316	27,532
Accounts payable and accrued liabilities relating to operations	35,285	12,160	(371,258)

CHANGE IN NON-CASH WORKING CAPITAL ITEMS	79,845	4,815	(225,093)

14.	INCOME TAXES

	a.	Income tax balances

The Company has approximately $5.8 million in non-capital losses that may be carried forward to apply against future years’ income for Canadian income tax purposes. The losses expire as follows:

Available to	Amount
Expressed in Canadian dollars	$

2014	89,319
2015	34,373
2024	10,780
2025	48,781
2026	410,941
2027	1,288,583
2028	1,880,692
2029	1,993,738

NON-CAPITAL LOSSES CARRIED FORWARD	5,757,207

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

The Company has approximately $44 million in Canadian Exploration and Development Expenditures (“CEDE”) that are available to reduce future taxable income. CEDE balances do not expire.

b.	Statutory rate reconciliation

The current and future income tax expense or recovery reported by the Company for the year ended December 31, 2009 differs from the amounts obtained by applying statutory rates to the loss before income tax.

A reconciliation of the income tax provision computed at statutory rates to the reported income tax provision is provided below:

	2009	2008	2007
Expressed in Canadian dollars	$	$	$

Statutory tax rate	30.00%	31.00%	34.12%

Loss for the year before income tax	2,256,054	2,610,952	4,747,245

Income tax recovery calculated at statutory rate	676,816	809,395	1,619,760

Non-deductible expenditures	(110,776)	(283,210)	(323,716)
Difference between Canadian and foreign tax rates	-	(311)	(1,269)
Change in valuation allowance	(264,021)	(525,875)	(1,294,775)
Effect of income tax rate reductions on the future income tax liability	133,972	134,440	1,446,279
Effect of mineral property write-off on future income tax liability	-	103,185	-
Other future income tax recovery	(40,094)	214,078	75,000
FUTURE INCOME TAX RECOVERY	395,897	451,703	1,521,279

c.	Future income tax liability

Temporary differences arising from the difference between the tax basis and the carrying amount of the Company’s mineral properties is used to calculate the future income tax liability of $9,661,846 (2008 - $9,965,115).

Future income tax liability is measured using tax rates and laws that are expected to apply when the differences are expected to reverse. The Company estimates that the future income tax liability relating to its mineral properties will be realized in or after the 2012 taxation year.

In 2009, the government of British Columbia enacted a further reduction in its future provincial tax rates. The reduction in tax rates resulted in a future income tax recovery of $134,440 (2008 - $134,440, 2007 - $nil).

In December 2007, the Canadian federal government enacted a reduction in the Canadian federal income tax rates. The reduction in tax rates resulted in a future income tax recovery of $1,446,279.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

d.	Future income tax assets

Future income tax liabilities and future income tax assets offset if they relate to the same taxable entity and the same taxation authority. Future potential tax deductions that are not used to offset future income tax liabilities are considered to be future income tax assets.

The significant components of the Company’s future tax assets are as follows:

	2009	2008
Expressed in Canadian dollars	$	$

Mineral property interests	2,171,208	2,382,211
Non-capital losses	1,417,476	1,126,083
Other temporary differences	218,381	34,750
Future income tax assets	3,807,065	3,543,044

Valuation allowance	(3,807,065)	(3,543,044)

FUTURE INCOME TAX ASSETS, NET	-	-

The Company estimates that the realization of income tax benefits related to these future potential tax deductions is uncertain and cannot be viewed as more likely than not. Accordingly, no future income tax asset has been recognized for accounting purposes.

15.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Western Copper prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”), which differ in certain material respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The effects of significant measurement differences between Canadian and US GAAP are described below.

a.	Balance Sheets

As at December 31,	2009	2008
Expressed in Canadian dollars	$	$

Mineral properties - Canadian GAAP	72,790,644	65,702,582
Cumulative exploration expenditures written off under US GAAP	(25,453,307)	(18,457,873)
Future income tax effect of cumulative exploration expenditures written off under US GAAP	(312,960)	(220,332)

MINERAL PROPERTIES - US GAAP	47,024,377	47,024,377

Future income tax liability – Canadian GAAP	9,661,846	9,965,115
Cumulative adjustments under US GAAP	(3,772,304)	(2,392,284)

FUTURE INCOME TAX LIABILITY – US GAAP	5,889,542	7,572,831

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

As at December 31,	2009	2008
Expressed in Canadian dollars	$	$

Shareholders’ equity - Canadian GAAP	76,116,921	68,453,479
Cumulative exploration expenditures written off under US GAAP	(25,453,307)	(18,457,873)
Cumulative future income tax recovery adjustment under US GAAP	3,459,344	2,171,952
Flow-through share premium	(685,000)	-

SHAREHOLDERS’ EQUITY - US GAAP	53,437,958	52,167,558

b.	Statements of Loss, Comprehensive Loss and Deficit

For the years ended December 31,	2009	2008	2007
Expressed in Canadian dollars	$	$	$

Loss and comprehensive loss – Canadian GAAP	1,860,157	2,159,249	3,225,966
Mineral property write-off under Canadian GAAP	-	(405,001)	-
Exploration expenditures for the period under US GAAP	6,995,434	8,727,133	9,505,226
Future income tax recovery under Canadian GAAP	395,897	451,703	1,521,279
Future income tax recovery under US GAAP	(1,683,289)	(1,841,597)	(2,200,152)

LOSS AND COMPREHENSIVE LOSS – US GAAP	7,568,199	9,091,487	12,052,319

Loss and diluted loss per common share	0.10	0.12	0.17

Weighted average number of common shares outstanding	74,897,792	72,792,941	72,488,711

Deficit – US GAAP, beginning of year	42,482,557	33,391,070	21,338,751
Loss and comprehensive loss	7,568,199	9,091,487	12,052,319

DEFICIT – US GAAP, END OF YEAR	50,050,756	42,482,557	33,391,070

c.	Statements of Cash Flows

For the year ended December 31,	2009	2008	2007
Expressed in Canadian dollars	$	$	$

Cash provided by (used in) operating activities – Canadian GAAP	(1,793,475)	(1,735,717)	(4,051,687)
Adjustment for mineral properties and deferred exploration under US GAAP	(6,539,009)	(8,573,293)	(8,691,076)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES – US GAAP	(8,332,484)	(10,309,010)	(12,742,763)

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

For the year ended December 31,	2009	2008	2007
Expressed in Canadian dollars	$	$	$

Cash provided by (used in) financing activities – Canadian GAAP	8,956,411	500	447,700
Gross proceeds received from issuance of flow- through units	(9,375,000)	-	-

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES – US GAAP	(418,589)	500	447,700

Cash provided by (used in) investing activities – Canadian GAAP	(8,764,009)	(16,954,526)	25,040,912
Adjustment for mineral properties and deferred exploration under US GAAP	6,539,009	8,573,293	8,691,076
Gross proceeds received from issuance of flow- through units	9,375,000	-	-

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES – US GAAP	7,150,000	(8,381,233)	33,731,988

d.	Current differences in accounting principles

	i)	Mineral property exploration expenditures

Mineral property exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in note 2.

Under US GAAP, the Company expenses development costs until proven and probable reserves are determined and substantially all required permits are obtained.

For US GAAP purposes, exploration expenditures relating to mineral properties for which commercial and legal feasibility has not yet been established and administrative expenditures are expensed as incurred.

Mineral property acquisition costs, including periodic option payments, and development expenditures incurred subsequent to the determination of the feasibility of mining operations are deferred until the property to which they relate is placed into production, sold, allowed to lapse or abandoned, or when impairment in value has been determined to have occurred.

Mineral property acquisition costs include the cash consideration and the fair value of common shares and warrants issued for mineral property interests, pursuant to the terms of the relevant agreement. Mineral property sales proceeds or option payments received for exploration rights are treated as cost recoveries.

	ii)	Flow-through shares

In 2009, the Company completed two private placements of flow-through units. For Canadian GAAP purposes, the Company records the proceeds of the issuance of flow-through shares as described in note 2.

Western Copper Corporation	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An exploration stage company	As at and for the year ended December 31, 2009

Under US GAAP, the gross proceeds from the issuance of flow-through shares need to be allocated between the offering of the flow-through shares and any premium paid for the implied tax benefit received by the investors as a result of the flow-through shares. The calculated tax benefit is recognized as a liability until the Company renounces the expenditures, at which point the liability is reversed and is recorded as a tax recovery on the statement of loss. At December 31, 2009, this liability totaled $685,000 (2008 - $nil).

US GAAP also requires that the portion of the gross proceeds from flow-through shares not yet spent by the Company be considered restricted cash, as the funds are required to be expended on exploration in Canada in order to satisfy the requirements of the renouncement to the investors. At December 31, 2009 this amount totaled $5.91 million (2008 - $nil).

e.	Recent and future accounting pronouncements under US GAAP

	i)	SFAS 168 (ASU 2009-1) - FASB Accounting Standards Codification

In July 2009, US GAAP switched to a completely new codification scheme aimed to simplify US GAAP accounting research. The old system was a compilation of several unrelated labeling systems and sub systems (FASB system, SEC system, etc.) that were poorly cross-referenced and as a result when researching a particular subject it was difficult to know if all applicable GAAP had been found. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The new codification did not change US GAAP; it only changed the organization of the documents that support it.

	ii)	SFAS 165 (ASC Subtopic 855-10) - Subsequent Events

In May 2009, the FASB issued Statement of Financial Accounting Standard No. 165, Subsequent Events (“SFAS 165”). The statement is effective for financial statements ending after June 15, 2009. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date.

	iii)	SFAS 160 (ASC Topic 805) - Non-controlling Interests in Consolidated Financial Statements

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS 160”), which specifies that non-controlling interests are to be treated as a separate component of equity, not as a liability or other item outside of equity. Because non-controlling interests are an element of equity, increases and decreases in the parent’s ownership interest that leave control intact are accounted for as capital transactions. The statement is effective for business combinations entered into on or after December 15, 2008, and is to be applied prospectively to all non-controlling interests, including any that arose before the effective date.

	iv)	SFAS 141R (ASC Topic 805) - Business Combinations

In December 2007, FASB issued a revised standard on accounting for business combinations, SFAS 141R. The statement is effective for periods beginning on or after December 15, 2008. SFAS 141R requires fair value measurement for all business acquisitions, including pre- acquisition contingencies. The standard also expands the existing definition of a business and removes certain acquisition related costs from the purchase price consideration.